Exhibit 99.1

Capmark Financial Group Inc. Reports Preliminary Fourth Quarter 2008 Results;
Withdraws Bank Holding Company Application

(Horsham, PA) — February 25, 2009 — Capmark Financial Group Inc. (the “Company”) today announced that its preliminary pre-tax loss was $800 million in the fourth quarter of 2008, although the Company is still reviewing certain accounts, including deferred tax assets, intangibles and certain investment securities for recoverability or impairment.  Depending upon the outcome of this review, the fourth quarter net loss could be higher than the pre-tax loss mentioned above, which could cause the Company’s leverage ratio (as defined in its revolving credit and term loan and bridge loan agreements) to exceed the maximum level permitted under those loan agreements which, absent an amendment or waiver, would constitute an event of default under such loan agreements.

The Company had cash and cash equivalents (excluding cash held by Capmark Bank) available to fund its operations of $1.4 billion at February 24, 2009.   As previously reported, during the fourth quarter of 2008 the Company borrowed substantially all of the amounts available under its revolving credit facility.

In light of market conditions and the Company’s recent estimated operating results, the Company has commenced discussions with the lenders under its senior credit facility, which includes its revolving credit and term loan, and its bridge loan. As part of these discussions, the Company expects to request modifications to certain terms of both its senior credit facility and bridge loan agreements.  The Company has engaged Lazard Frères & Co. LLC as its financial adviser to assist with the discussions with the lenders and to advise the Company regarding debt and capital structure matters.

There is no assurance that the Company will be able to reach agreement with the lenders.  An event of default under the Company’s revolving credit and term loan credit facility and bridge loan could have a material adverse impact on the Company’s liquidity, financial condition and results of operations.

The Company also announced that it will notify the Board of Governors of the Federal Reserve System this week of the withdrawal of its application to become a bank holding company.   The Company’s Board of Directors instructed management to withdraw the application after evaluating the financial and other requirements for becoming a bank holding company communicated by the Federal Reserve Board’s staff and the Company’s other current priorities.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact the Company’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount the Company may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.   For a discussion of these and other potential risks and uncertainties that could affect the Company’s future results and financial condition, see “Risk Factors” in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the information under the heading “Risk Factors” in the Company’s prospectus filed with the SEC on July 15, 2008 in accordance with Rule 424(b)(3) of the Securities Act of 1933, as amended, which are accessible on the SEC’s website at www.sec.gov.

Such forward-looking statements are made only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.